November 17, 2000

FROM:                                         FOR:
Padilla Speer Beardsley Inc.                  Donaldson Company, Inc.
224 Franklin Avenue West                      P.O. Box 1299
Minneapolis, Minnesota  55404                 Minneapolis, Minnesota  55440
                                              (NYSE: DCI)

Chris Bauer                                   Thomas VanHimbergen
(612) 871-8877                                (952) 887-3l3l
                                              Rich Sheffer
                                              (952) 887-3753

FOR IMMEDIATE RELEASE

                           DONALDSON COMPANY ANNOUNCES
                           QUARTERLY DIVIDEND INCREASE

         MINNEAPOLIS, Nov.17 -- Donaldson Company, Inc. (NYSE:DCI), announced today that the Company's board of directors has increased the common stock cash dividend for the 13th consecutive year.

         The board declared a cash dividend of seven and one-half cents per share, payable December 12, 2000 to shareholders of record as of November 30, 2000. The quarterly dividend was increased from seven cents per share. At the current annual indicated dividend rate of 30 cents per share, cash dividends to shareholders have increased at a compound annual growth rate of 16 percent since 1990. There are approximately 44,300,000 shares outstanding. The current declaration is the 181st consecutive quarterly cash dividend paid by the Company.

              "This marks the 13th consecutive year that Donaldson has increased its dividend, reflecting our record results in fiscal 2000 and our continuing strong financial position," said William G. Van Dyke, chairman, president, and chief executive officer.

Donaldson Company, Inc., is a leading worldwide manufacturer of filtration systems and replacement parts. The company's product mix includes: air and liquid filters and exhaust and emission control products for heavy-duty mobile equipment; in-plant air cleaning systems; air intake systems and exhaust products for industrial gas turbines; and specialized filters for such diverse applications as computer disk drives, aircraft passenger cabins and semiconductor processing. Products are manufactured at more than three dozen Donaldson plants around the world and through five joint ventures. The company's shares are traded on the New York Stock Exchange under the symbol DCI.

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